Exhibit 3.117

English Translation

ARTICLES OF ASSOCIATION OF	IL/6003595/359686.dlt

GLOBAL CROSSING PEC NEDERLAND B.V.

with its registered office in Huizen, as amended by deed of amendment executed on 18 April 2006 before Mr. H.B.H. Kraak, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice declared on 10 April 2006 under no. B.V. 1060602 that no objections had been received.

Definitions

Article 1.

The following terms in these Articles of Association shall have the meanings listed below:

•	body: the management board or the general meeting;

•	general meeting: the body that is formed by shareholders;

•

persons with rights to attend meetings: shareholders and usufructuaries and pledgees, provided that the latter have voting rights, or the rights that are conferred by law to the holders of depositary receipts for shares issued with the concurrence of the company;

•	general meeting of shareholders: meeting of shareholders;

•	director(s): the manager(s) within the meaning of the law;

•	management board: the body formed by the director(s).

Name and seat

Article 2.

1.	The name of the company is:

Global Crossing PEC Nederland B.V.

2.	The company has its registered office in Huizen.

Objects

Article 3.

The objects of the company are:

•	the building, making operational and maintaining of telecommunications networks, the installing of and providing for telecommunications services in the Netherlands;

•	the acquiring, exploiting and alienating of (registered) property;

•	the acquiring, exploiting and alienating of industrial and intellectual property rights;

•	the providing of security for debts and other obligations of the company or other companies or enterprises affiliated thereto in a group or of third parties,

provided that the object of the aforesaid companies or enterprises should pertain to telecommunications activities,

and performing all actions that are related to, arise out of, or may be conducive to the foregoing, all the above in the broadest sense.

Capital and shares

Article 4.

1.	The authorized capital amounts to two-hundred thousand Dutch guilders (NLG 200,000,—) and is divided into two-thousand (2,000) shares with a nominal value of one-hundred Dutch guilders

(NLG 100,—).

2.	The shares are registered shares and have been consecutively numbered from 1.

3.	The company shall issue no share certificates.

Issue

Article 5.

1.	The issue of shares will be effected pursuant to a resolution of the general meeting that also contains the price and other terms of issue.

The price of issue should not be below par.

2.	The general meeting may transfer its power mentioned in the previous paragraph to another body and may revoke this transfer.

3.	On the issue of shares each shareholder has a pre-emptive right in proportion to the aggregate amount of his shares subject to the provisions in the law.

The pre-emptive right is not transferable.

The pre-emptive right may, for each successive issue, be restricted or excluded by a resolution of the general meeting.

4.	The provisions in the previous paragraphs of this Article will apply accordingly to the granting of rights to subscribe to shares.

Shares in the company’s own capital

Article 6.

1.	Upon the issue of shares the company cannot acquire no shares in its own capital.

2.	Acquisition by the company of shares in its own capital not fully paid is void, unless the shares are acquired under universal title.

3.	The company may only acquire fully paid shares in its own capital for no consideration or subject to the provisions in the law.

4.	With regard to selling shares held by the company in its own capital the provisions in the blocking clause in these Articles of Association are applicable.

5.	For purposes of application of this Article shares are taken to include depositary receipts.

Article 7.

1.	The company is not permitted, in view of subscribing to or acquiring shares in its own capital or depositary receipts for those shares, provide security, give a price guarantee, warrant performance by or bind itself jointly or severally or in addition to or on behalf of others.

2.	The company may only provide loans in view of subscribing to or acquiring shares in its own capital or depositary receipts for those shares up to the amount of the reserves available for distribution.

3.	The company will retain a reserve not available for distribution up to the outstanding amount of the loans mentioned in the previous paragraph.

Reduction of capital

Article 8.

1.	The general meeting may resolve to reduce the issued capital by withdrawing shares or by reducing the amount of the shares by amendment to the Articles of Association.

2.	The aforesaid resolution and the implementation thereof are subject to the provisions in the law.

Conversion, pledging and creation of usufruct on shares

Article 9.

1.	The company will not give its cooperation to the issue of depositary receipts for shares of the company.

2.	A usufruct or right of pledge may be created on shares.

The shareholder who has no voting right and the usufructuary or pledgee who has a voting right will have the rights conferred by the law to the holders of depositary receipts issued with the concurrence of the company.

Shareholders’ register

Article 10.

1.	The management board will keep a register containing the names and addresses of all holders of shares while stating the date on which they acquired the shares, the date of acknowledgement or service, and the amount paid on each share.

It will also contain the names and addresses of whose who have a right of usufruct or a right of pledge to shares, while stating the date on which they acquired the right and the date of acknowledgement or service.

2.	Each shareholder, usufructuary or pledgee is obliged to ensure that his address is known to the company.

3.	The register will be updated on a regular basis in accordance with the provisions in the law.

4.	All entries made in and copies or extracts from the shareholders’ register will be signed by a director.

Blocking clause

Article 11.

1.	Transfer of shares may be effected only after the relevant shareholder (the ‘applicant’) has obtained the approval of the general meeting for the intended transfer.

2.	The approval is applied for via a letter directed to the management board, stating the number of shares in respect of which the approval is applied for and the name of the person to whom the applicant wishes to transfer the shares.

3.	Within three months upon receipt of the letter referred to in the previous paragraph a decision must be given on the application.

The application will be deemed to have been complied with:

•	if the applicant has not been notified on a decision within the term of three months stated above; or

•

if the applicant has not simultaneously with a rejection of the application been notified on one or more interested parties designated by the general meeting (the ‘designated interested party or parties’) who is/are willing to purchase all shares to which the application pertains at payment in cash. The company may act as interested party only with the permission of the applicant. If it has been ascertained prior to the lapse of the aforesaid term that there are circumstances on the basis of which the application must be deemed to have been complied with, the management board will notify the applicant on this matter as soon as possible.

4.	The price of the shares in respect of which the decision was applied for will be established by parties in mutual consultation.

If parties fail to reach agreement on the price, the price will be established by one or more independent experts who will be appointed by the applicant and the designated interested party or parties in joint consultation.

If they fail to reach agreement within one month after the dispatch by the management board of the notice to the applicant of the designated interested party or parties and the shares allocated to this (these) interested party (parties), either party will apply for the appointment of three independent experts with the chairman of the Chamber of Commerce and Industry for the area where the company has its registered office.

The experts are entitled to inspect all records and documents of the company and to obtain all information they need to take cognizance of for their appraisal.

The price jointly established by the experts within three months after their appointment will be notified to the management board, which will state this price forthwith to the applicant and the designated interested party or parties.

5.	The applicant is authorized to withdraw his application within one month after he has been notified on the designated interested party or parties and price.

A designated interested party is authorized to withdraw as such within one month after he has been notified on the price.

If, after the withdrawal of one or more designated interested parties, the remaining interested parties turn out to be unwilling to acquire all shares within two weeks after the withdrawal in question, the approval will be deemed to have been granted.

6.	The shares purchased are to be transferred at simultaneous payment of the price within one month after the lapse of the term during which the application may be withdrawn.

7.	The applicant who has not withdrawn his application may transfer the shares to which the application pertains in the manner stated in the application within three months after the approval has been granted or is deemed to have been granted.

8.	The costs of the appointment of the experts mentioned in paragraph 4 and their fee are borne by:

a.	the applicant, if he withdraws his application;

b.	the company if the designated interested party (parties) withdraw(s);

c.	the applicant and the purchaser(s) equally, if the shares are purchased by the designated interested parties, on the understanding that each purchaser will contribute in the costs in proportion to the number of shares purchased by him.

9.	If and insofar as a shareholder fails to duly comply with any obligation under this Article, the company has irrevocable authorization to comply with all obligations described above on behalf of this shareholder.

The company will use the power of attorney, insofar as it pertains to the transfer, only after the price due has been paid to the company for the purpose of the applicant.

10.	The meeting right and the voting right attached to the shares cannot be exercised and the right to payment attached to the shares is suspended during the period in which the applicant fails to comply with any obligation pursuant to the above.

11.	All notices and communications pursuant to this Article and Article 12 will be made by registered letter.

12.	For purposes of application of this Article shares are also taken to mean the right to subscribe to shares.

13.	The provisions in this Article are not applicable if the holder is obliged by the law to transfer his share to a previous holder.

Article 12.

1.	In the event of:

•	acquisition of shares by reason of hereditary succession;

•

acquisition of shares by reason of legal merger or split-off, unless no change in the control occurs in consequence thereof as implied by the Decree on the Rules relating to Mergers of the Social and Economic Council 1975’, regardless whether this is applicable;

•	a bankruptcy of or a moratorium granted to a shareholder;

•	change of control in a shareholder-legal entity as implied by in the Decree on the Rules relating to Mergers of the Social and Economic Council 1975’, regardless whether this is applicable,

the shares in question or all shares of the relevant shareholder, respectively, must be transferred to (an) interested party (parties) designated by the general meeting who is/are able to acquire all those shares at payment in cash.

2.	Within thirty days after a case mentioned in paragraph 1 occurs, the shareholder(s) in question must notify the management board on this matter.

3.	The shares must be transferred to the designated interested party or parties within one month after the management board has stated both the names of the designated interested party or parties and the price to the person(n), who are obliged to do so.

4.	There is no obligation to transfer shares in case of a legal merger as implied by Article 2:333 of the Netherlands Civil Code.

5.	The provisions in the previous Article apply accordingly to the extent possible, on the understanding that the person bound by the transfer is not authorized to withdraw the application and that, if the general meeting appoints no interested party or parties as stated in paragraph 1 of this Article, the person bound by the transfer will in that case not be authorized to freely transfer the shares in question and may retain those shares.

Transfer of shares

Article 13.

1.	The issue and transfer of a share or the transfer or waiver of a restricted right thereto requires a deed executed for that purpose before a civil-law notary practicing in the Netherlands, whereby the persons involved are parties.

2.	The transfer of a share or the transfer or waiver of a restricted right thereto in accordance with the provisions in paragraph 1 also binds the company by operation of law. Save in the event that the company is itself a party to the legal transaction, the rights connected to the share may be exercised only after it has acknowledged the legal transaction or the deed has been served on it in accordance with the provisions in the law.

Management board

Article 14.

1.	The company has a management board.

The number of directors is determined by the general meeting.

2.	Directors are appointed by the general meeting.

3.	Directors may be suspended or dismissed by the general meeting at all times.

4.	A suspension, also after being renewed once or several times, may not last longer than three months in total.

5.	The remuneration and further employment conditions are established by the general meeting for each individual director.

Article 15.

1.	The management board will resolve by an absolute majority of the total number of votes to be cast by all directors.

2.	In the meetings of the management board each director will cast one vote.

3.	Each director may only be represented in the board meetings by one co-director. This representation must be effected by reason of a written power of attorney.

4.	The management board may also adopt resolutions outside the meeting, if all directors have been consulted and none of them has declared to be against the manner of decision-making.

5.	All resolutions of the management board regarding such legal transactions as were clearly described and notified to the management board in writing are subject to the prior approval of the general meeting.

The lack of approval as stated in this paragraph will not affect the representative authority of the management board or the directors.

Article 16.

In the event that one or more directors is/are absent or prevented from discharging his/their duties, the remaining directors or the sole remaining director will be charged with the management of the company.

In the event that all directors or the sole director are/is absent or prevented from discharging their/his duties, a person designated for this purpose by the general meeting will be temporarily charged with the management of the company.

Representation

Article 17.

1.	Unless the law provides the contrary, the company will be represented by:

•	either the management board;

•	or each director.

2.	In the event that the company has a conflicting interest with one or more directors, the director(s) in question is/are not authorized to represent the company;

If in consequence thereof the company cannot be represented in the manner as provided in paragraph 1, the company will be represented by a person designated for that purpose by the general meeting, for which purpose also the director(s) involved may be designated.

Financial year, annual accounts, annual report

Article 18.

1.	The financial year of the company is the calendar year.

2.	Within five months of the end of each financial year, save for a maximum extension of this term by the general meeting of six months due to special circumstances, the management board will prepare the annual accounts (comprising the balance sheet and the profit and loss account with explanatory notes).

The annual accounts are signed by all directors.

If one or more signatures of these directors are missing, then the reasons for same must be included on the documents.

Unless article 2:403 of the Netherlands Civil Code is applicable to the company, the management board will prepare an annual report within the aforementioned term.

3.	If and insofar as the provisions in the law are applicable to the company, the general meeting will commission an expert or organization of experts as stated in article 2:393 paragraph 1 of the Netherlands Civil Code to examine the annual accounts prepared by the management board and – if prepared – the annual report and furnish a report and give an opinion on these matters.

4.	The annual accounts are prepared by the general meeting.

Unqualified adoption of the annual accounts will serve to discharge the management board in respect of the management conducted by it in the year under review, notwithstanding the provisions in the law to the contrary.

5.	The company is obliged to make said documents available at the Trade Register if and insofar as the law so requires.

Profit determination

Article 19.

1.	The company may only make distributions to the shareholders and other persons entitled to the profit available for distribution to the extent that the shareholders’ equity is greater than the amount of the paid-in and called-up portion of the capital plus the reserves that must be maintained by law.

2.	The profit evidenced by the profit and loss account adopted by the general meeting is at the disposal of the general meeting.

3.	The company may only make interim (profit) distributions if the requirement of paragraph 1 has been met and after the prior permission of the general meeting.

4.	No distributions will be made for the purpose of the company on shares held by the company in its own capital or depository receipts for those shares.

5.	In calculating the profit distribution the shares or depositary receipts for shares, on which no payment is made for the purpose of the company pursuant to the provisions in paragraph 4, are not included.

6.	Profit distributions which have not been received within five years after the day on which they are exigible will revert to the company.

Meetings of shareholders

Article 20.

1.	Each year within six months of the end of the financial year – unless the term stated in article 18 paragraph 2 of these Articles of Association has been extended in accordance with the provisions therein, the annual meeting of shareholders will be held, where the following subjects, inter alia, will be discussed:

•	the handling of the annual report;

•	the adoption of the annual accounts;

•	the granting of a commission to an expert as stated in article 2:393 of the Netherlands Civil Code, insofar as required by law;

•	the language in which the items of the next annual accounts will be stated and the currency.

2.	The general meeting of shareholders will be held in the municipality where the company has its registered office.

3.	The convocation of the persons with meeting rights will be effected by the management board or by a director via convocation letters that must be sent no later than on the fifteenth day prior to the date of the meeting.

4.	The convocation letters will state the place, date and hour of the meeting and the items to be addressed.

The convocation letters are sent to the addresses stated in the shareholders’ register. When one or more convocation letters, dispatched in accordance with the above provision, fail to reach their destination, this will not affect the validity of the general meeting of shareholders and the resolution adopted therein.

5.	The general meeting of shareholders will provide a chairman from its midst.

6.	Minutes will be kept of the business transacted in a general meeting of shareholders unless a notarial record is drawn up.

The minutes are entered into a register designated for that purpose and adopted and signed by the chairman of the meeting and the secretary of the meeting appointed by the chairman prior to the meeting.

The minutes of the notarial record will serve as proof of the resolutions adopted in the meeting.

Article 21.

1.	Each person with meeting rights is authorized, in person or by the holder of a written power of attorney, to attend the general meeting of shareholders and express his views in that meeting.

The director(s) as such has/have an advisory vote in the general meeting of shareholders.

2.	In order to be able to participate in the voting the persons with meeting rights who are entitled to vote or their representative, respectively, must sign the attendance list, stating the number of shares represented by each.

3.	Each share confers the right to cast one vote.

4.	On a share that is owned by the company or by a subsidiary thereto no vote can be cast in the general meeting of shareholders; the same applies to shares for which one of them owns depositary receipts.

5.	Upon establishing to what extent the shareholders vote, are in attendance or are represented, or to what extent the capital of shares is provided or represented, shares in respect of which the law provides that no vote can be cast on them are not taken into account.

6.	The resolutions in the general meeting of shareholders are adopted by an absolute majority of votes.

Abstentions and votes cast on signed ballots are invalid.

7.	Voting is effected orally, unless the chairman of the meeting decides otherwise.

8.	If the votes are tied, the proposal will be rejected.

9.	In a general meeting of shareholders, where the entire issued capital is represented, valid resolutions may be adopted only by unanimously even if the regulations concerning the convocation and holding of meetings were not observed.

10.	The management board of the company will keep a record of the resolutions adopted. The record will be open for inspection by the shareholders at the company’s office. Each shareholder, upon request, will be furnished with a copy or extract from this record at no more than cost price.

Article 22.

Decision-making by shareholders may take place outside a meeting of shareholders when all shareholders have declared to be in favor of the proposal in writing (including by telegram, telex and fax), and provided that the director(s) has/have had the opportunity to cast an advisory vote.

The provision in the previous sentence is not applicable if there are other persons with meeting rights besides shareholders.

Merger, split-off, amendment to the Articles of Association, dissolution

Article 23.

1.	The general meeting may resolve to a merger, split-off, amendment to the Articles of Association and to dissolution of the company.

2.	Those who have called a general meeting of shareholders, in which a proposal to adopt a resolution to amend the Articles of Association will be addressed, must at the same time with the convocation letter make available a copy of the proposal, containing the proposed amendment verbatim, for inspection by the persons with meeting rights at the company’s office until the end of the meeting.

The persons with meeting rights must be enabled to obtain a copy of the proposal, as stated in the previous sentence, from the date of the filing until the date of the general meeting of shareholders.

These copies are furnished for no consideration.

3.	In the event that it is decided to wind up the company, the liquidation will be effected by the management board unless the court appoints another liquidator or other liquidators.

On the resolution to dissolve the company also the remuneration to be received by the liquidator or the liquidators jointly will be established.

4.	During the liquidation, the Articles of Association will remain in force to the extent possible.

5.	That which remains of the company’s assets after payment of all debts and liquidations will be distributed to shareholders and other entitled parties in proportion to their respective entitlements.

6.	After the liquidation the records and documents of the dissolved company will be deposited during seven years with the person designated for that purpose by the general meeting.